                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            AMERICAN STORES COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                                      LOGO

                            AMERICAN STORES COMPANY
               709 East South Temple, Salt Lake City, Utah 84102
                P.O. Box 27447, Salt Lake City, Utah 84127-0447

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Stores Company, a Delaware corporation, will be held at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah on Wednesday, June 19, 1996 at 10:00 a.m., local time, for the following purposes:

          1. To elect eleven Directors of the Company;

          2. To ratify the appointment of Ernst & Young LLP as independent certified public accountants for fiscal year 1996;

          3. To act upon the shareholder proposal set forth in the attached Proxy Statement if properly presented; and

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on April 26, 1996 will be entitled to notice of and to vote at the meeting and at any postponements or adjournments thereof.

     You are cordially invited to attend the Annual Meeting. No admission ticket or other credentials will be necessary. Whether or not you plan to attend the meeting, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, HAS BEEN PROVIDED FOR YOUR USE.

                                          JACK LUNT
                                          Secretary
May 3, 1996

                            AMERICAN STORES COMPANY
               709 East South Temple, Salt Lake City, Utah 84102
                P.O. Box 27447, Salt Lake City, Utah 84127-0447

                                PROXY STATEMENT

     The solicitation of the proxy enclosed with this statement is made by and on behalf of the Board of Directors of American Stores Company (the "Company") for use at the 1996 Annual Meeting of Shareholders of the Company to be held on Wednesday, June 19, 1996 at 10:00 a.m. local time, at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah and at any postponements or adjournments thereof. It is anticipated that this Proxy Statement, together with the form of proxy and the Company's 1995 Annual Report to Shareholders, will first be mailed on or about May 3, 1996. Each holder of record of shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), on April 26, 1996, the record date, is entitled to one vote for each share so held. The number of outstanding shares of Common Stock of the Company as of the record date is 146,019,965. A complete list of the shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's corporate headquarters located at 709 East South Temple, Salt Lake City, Utah. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Shares represented by properly executed proxies in the accompanying form will be voted as directed. If no direction is given, properly executed proxies will be voted FOR the Election of Directors, FOR the ratification of the appointment of Ernst & Young LLP as Independent Certified Public Accountants, and AGAINST the shareholder proposal.

PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company provides for a Board of not less than 5 nor more than 20 directors, the exact number to be fixed by the Board of Directors. The Board has fixed that number at sixteen, effective October 24, 1994. Until June 1995, the Board was divided into three classes, with one class elected at each Annual Meeting to serve for a term of three years. At the Annual Shareholders Meeting held on June 21, 1995, the shareholders approved a proposal by the Company to eliminate the classified Board of Directors and provide that upon expiration of the terms for which the current directors had been elected, their successors would be elected for terms of one year. Eleven directors are to be elected at the 1996 Annual Meeting for terms of one year, except that L. Tom Perry has advised the Board that if elected he may resign in January 1997. All of the nominees are currently directors of the Company. The remaining directors were elected in 1994 for three-year terms expiring in June 1997. At the 1997 Annual Meeting of Shareholders all of the directors will be elected for one year terms.

     Directors are elected by plurality vote. Proxies will be voted in favor of the election of each of the nominees named below unless otherwise directed. If any of the nominees should be unable to serve, proxies will be voted for such person, if any, as may be designated by the Board of Directors to fill any such vacancy. The information provided below for each director or nominee for election as a director is provided as of March 1, 1996.

INFORMATION REGARDING THE NOMINEES STANDING FOR ELECTION IN 1996

                                                                                        DIRECTOR
          NAME               PRINCIPAL OCCUPATION AND OTHER INFORMATION         AGE      SINCE
- ----------------------------------------------------------------------------    ---     --------
Henry I. Bryant          Managing Director, Southern Region in the Corporate    53        1992
                         Finance Unit of J. P. Morgan & Co. Incorporated, an
                         investment banking firm, since August 1994; prior
                         thereto, Managing Director Financial Institutions
                         Group from July 1992; prior thereto, Managing
                         Director, Corporate Finance, Western Region for
                         more than five years. Director of J. P. Morgan
                         California from 1990 to 1992.(1)
Louis H. Callister       Chairman of the Board and Senior Partner in the law    60        1985
                         firm of Callister, Nebeker & McCullough, P.C., Salt
                         Lake City, Utah for more than five years. Vice
                         Chairman, University of Utah Board of Trustees.
                         Member, Board of Trustees and Executive Committee
                         of the Economic Development Corporation of Utah.
Arden B. Engebretsen     Chairman of the Board of Herpak Limited, an            64        1988
                         international financial consulting firm, since
                         January 1991. Partner in the law firm of Morris,
                         James, Hitchens & Williams since October 1994.
                         Director of Mellon Bank Delaware. Member of
                         Corporate Finance Committee of Financial Executives
                         Institute. Member, National Advisory Council,
                         University of Utah.
James B. Fisher          Retired. Former President and Director of J. G.        64        1988
                         Boswell Company, an agricultural production,
                         processing and marketing company, from 1980 to
                         September 1984.
Donald B. Holbrook       Retired. Of Counsel to the law firm of Jones,          71        1994
                         Waldo, Holbrook and McDonough, P.C., since November
                         1994. Executive Vice President and Chief Legal
                         Officer of the Company from October 1989 until
                         October 1994. Director of the Company from June
                         1990 until June 1993 and since October 1994.
                         Director, Blue Cross Blue Shield of Utah.(2)
Victor L. Lund           Chairman of the Board of the Company since June        48        1988
                         1995 and Chief Executive Officer since August 1992;
                         President from August 1992 to June 1995; Co-Chief
                         Executive Officer from March 1992 to August 1992;
                         Chief Financial and Administrative Officer from
                         February 1989 to March 1992. Vice Chairman of the
                         Board of the Company from September 1988 to August
                         1992.
Michael T. Miller        President and Executive Director of the ALSAM          55        1992
                         Foundation, a private charitable foundation, since
                         July 1992. Chief Executive Officer and President of
                         Jewel Osco Southwest, Inc., a subsidiary of the
                         Company, from June 1991 through June 1992.
L. Tom Perry             Member of the Council of the Twelve Apostles of The    73        1980
                         Church of Jesus Christ of Latter-day Saints, Salt
                         Lake City, Utah for more than five years prior to
                         the date hereof. Chairman of the Board of ZCMI,
                         Inc.
Barbara Scott Preiskel   Retired. Former Senior Vice President and General      71        1985
                         Counsel of the Motion Picture Association of
                         America, a trade association, from 1977 to March
                         1983. Director of General Electric Company,
                         Massachusetts Mutual Life Insurance Co., Textron,
                         Inc. and The Washington Post Co.

                                                                                        DIRECTOR
          NAME               PRINCIPAL OCCUPATION AND OTHER INFORMATION         AGE      SINCE
- ----------------------------------------------------------------------------    ---     --------
J. L. Scott              Retired. Former Co-Chief Executive Officer of the      66        1987
                         Company from March 1992 to August 1992 and
                         President from September 1990 to August 1992. Chief
                         Executive Officer from February 1989 to March 1992;
                         Vice Chairman of the Board of the Company from
                         September 1987 to June 1990. Director of TJ
                         International.
Don L. Skaggs            Chairman of the Board and General Manager of Skaggs    40        1994
                         Telecommunications Service, Inc., a wholly-owned
                         subsidiary of the Company, for more than five
                         years. Executive Vice President and General Manager
                         STS of the Company since March 1993.(3)

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

INFORMATION REGARDING DIRECTORS WHO ARE NOT NOMINEES FOR ELECTION AND WHOSE TERMS CONTINUE
BEYOND 1996

                                                                                        DIRECTOR
          NAME               PRINCIPAL OCCUPATION AND OTHER INFORMATION         AGE      SINCE
- ----------------------------------------------------------------------------    ---     --------
Directors Whose Terms of Office Continue Until 1997
Fernando R. Gumucio      Owner and President of The Lafayette Group, a          61        1991
                         management consulting company, since 1993. Chairman
                         of the Board and Chief Executive Officer of Del
                         Monte USA from 1987 to 1988 and President from 1985
                         to 1987. Director of Basic American Foods
                         Corporation.
Leon G. Harmon           Retired. Member of the Executive Board of First        70        1982
                         Interstate Bank of Utah, N.A. President and Chief
                         Executive Officer of First Interstate Bank of Utah,
                         N. A. from July 1981 to October 1987.
John E. Masline          Retired. Partner, Ernst & Young from 1967 to           68        1988
                         October 1986.
L. S. Skaggs             Consultant to the Company since August 1995.           72        1950
                         Chairman of the Board of the Company from 1962 to
                         July 1995.(3)
Arthur K. Smith          President of the University of Utah since August       58        1992
                         1991. Executive Vice President and Provost of the
                         University of South Carolina from 1988 through
                         August 1991. Director of First Security Corp.

- ---------------
FOOTNOTES TO THE FOREGOING INFORMATION REGARDING
DIRECTORS AND NOMINEES FOR DIRECTOR OF THE COMPANY
- ---------------
(1) Mr. Henry I. Bryant is the Managing Director of the Southern Region in the Corporate Finance unit of J. P. Morgan & Co. Incorporated ("J. P. Morgan"), which provides investment banking services to the Company from time to time. During 1994, the Company entered into a $1.0 billion revolving credit facility (the "Credit Facility") with a group of commercial banks, including Morgan Guaranty Trust Company of New York ("Morgan"), a wholly-owned subsidiary of J. P. Morgan, as agent bank and a lender under the Credit Facility. Under the Credit Facility, Morgan receives a quarterly fee for acting as agent bank, and facility, commitment, and interest payments on the same terms as other participating lenders. The Company is also a party to an Interest Rate and Currency Exchange Agreement with Morgan pertaining to the exchange of dollars for yen, which has a final exchange date of July 6, 1999. During the 1995 fiscal year, the Company paid fees to J. P. Morgan Securities, Inc., a wholly-owned subsidiary of J. P. Morgan, as an underwriter of $200 million of the Company's 7.4% Debentures.

(2) Mr. Holbrook is of counsel to the law firm of Jones, Waldo, Holbrook & McDonough, Salt Lake City, Utah, which firm has performed legal services for the Company and its subsidiaries since 1959, including fiscal year 1995. The Company paid the law firm $1,425,334 for services during the firm's latest fiscal year, which amount was in excess of 5% of that firm's gross revenues. The Company will continue to use such firm from time to time during the current fiscal year.

(3) Don L. Skaggs is the son of L. S. Skaggs, a director and the former Chairman of the Board of the Company.

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth, as of February 3, 1996, the number of shares of the Company's Common Stock owned by directors (including nominees for director), the six executive officers named in the Summary Compensation Table on page 9 hereof, and by all executive officers and directors as a group. No other person or entity was known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of such date.

                                                            NUMBER OF SHARES        PERCENT OF SHARES
                                                              BENEFICIALLY             BENEFICIALLY
                        NAME(1)                                 OWNED(2)                 OWNED(3)
- --------------------------------------------------------  --------------------     --------------------
Teresa Beck.............................................           65,813                      *
Henry I. Bryant.........................................            3,000                      *
Louis H. Callister......................................           34,675                      *
Arden B. Engebretsen....................................           27,200                      *
James B. Fisher.........................................           23,936                      *
Fernando R. Gumucio.....................................           20,400                      *
Leon G. Harmon(4).......................................           40,400                      *
Robert P. Hermanns......................................           80,000                      *
Donald B. Holbrook......................................            8,448                      *
Victor L. Lund..........................................          510,570                      *
David L. Maher..........................................          249,782                      *
John E. Masline.........................................           24,000                      *
Michael T. Miller(4)....................................           82,926                      *
L. Tom Perry............................................            1,200                      *
Barbara Scott Preiskel..................................           21,400                      *
Martin A. Scholtens.....................................           68,248                      *
J. L. Scott.............................................           74,294                      *
Don L. Skaggs(4)........................................          460,504                      *
L. S. Skaggs(4).........................................       24,329,556                  16.62%
Arthur K. Smith.........................................           20,000                      *
All directors and executive officers as a group (28
  persons)..............................................       26,518,509                  18.11%

- ---------------
* Does not exceed one percent of the outstanding shares.

(1) Correspondence to all officers and directors of the Company may be mailed to 709 East South Temple, Salt Lake City, Utah 84102.

(2) These totals include, pursuant to rules of the Securities and Exchange Commission (the "SEC"), shares as to which sole or shared voting power or dispositive power is possessed. These totals also include: (i) the indicated number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days: Ms. Beck -- 0; Mr. Hermanns -- 0; Mr. Lund -- 0; Mr. Maher -- 0; Mr. Scholtens -- 0; Mr. L. S. Skaggs -- 0; all directors and executive officers as a group (28 persons) -- 6,000; and (ii) the following number of shares of Common Stock that could be allocated to the American Stores Retirement Estates accounts of such persons for voting purposes on December 31, 1995: Ms. Beck -- 5,813; Mr. Hermanns -- 0; Mr. Lund -- 0; Mr. Maher -- 10,223; Mr. Scholtens -- 0; Mr. L. S. Skaggs -- 0; all directors and executive officers as a group (28 persons) -- 76,346.

(3) On February 3, 1996, there were 146,447,785 shares of Common Stock issued and outstanding.

(4) Does not include 2,046,930 shares owned by a charitable foundation. Leon G. Harmon, Michael T. Miller, Don L. Skaggs and L. S. Skaggs are members of the managing committee of such foundation and, in this fiduciary capacity, share voting and dispositive power with respect to such shares. None of such persons has any pecuniary interest in the shares owned by the foundation and each disclaims beneficial ownership of such shares. As to shares owned by L.S. Skaggs, does not include 185,452 shares owned by his spouse. Mr. Skaggs disclaims beneficial ownership of such shares.

     Compliance with Section 16(a) of the Exchange Act. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all forms filed by them. To the Company's knowledge, based solely on the Company's review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the fiscal year ended February 3, 1996, its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act complied with the applicable filing requirements of Section 16(a).

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held a total of nine meetings during fiscal year 1995. The Board had as standing committees on April 1, 1996, an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee and a Nominating Committee. During fiscal year 1995, no director attended less than 75% of the aggregate number of meetings of the Board of Directors and Committees on which he or she served.

     The Audit Committee is composed of eight non-employee directors. It recommends to the Board the selection of the independent certified public accountants for the Company, subject to ratification by the shareholders at the Annual Meeting; reviews the audit activities of the independent certified public accountants and the Company's internal audit staff, the scope of non-audit functions to be performed by the independent certified public accountants and the financial and accounting control policies and practices of the Company; reviews certain related party transactions; and periodically meets with the independent certified public accountants, internal audit staff and management. There were six Audit Committee meetings held in fiscal year 1995. Its current members are: John E. Masline (Chairman), Henry I. Bryant, Louis H. Callister, Arden B. Engebretsen, James B. Fisher, Fernando R. Gumucio, Donald B. Holbrook, and J. L. Scott.

     The Compensation and Stock Option Committee is composed of six non-employee directors. It is responsible for administering the Company's Board and shareholder approved compensation plans and for setting compensation of officers and directors. Six meetings of the Compensation and Stock Option Committee were held in fiscal year 1995. Its current members are: Leon G. Harmon (Chairman), Louis H. Callister, Arden B. Engebretsen, James B. Fisher, L. Tom Perry, and Barbara S. Preiskel.

     The Executive Committee is composed of six directors. It has authority to act for the Board on most matters during intervals between Board meetings. The Executive Committee held six meetings in fiscal year 1995. Its current members are: Leon G. Harmon (Chairman), Victor L. Lund, Michael T. Miller, L. Tom Perry, Don L. Skaggs, and L. S. Skaggs. Louis H. Callister and Arthur K. Smith serve as alternate members of the Executive Committee.

     The Nominating Committee was created on February 20, 1996 and is composed of seven non-employee directors. This Committee recommends persons to the Board of Directors to be nominated for Committee membership and for election to the Board of Directors. In fulfilling this responsibility, the Nominating Committee will consider timely recommendations received from shareholders and other qualified sources. Shareholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, American Stores Company, P.O. Box 27447, Salt Lake City, UT 84127-0447. If a shareholder intends to make a nomination at an Annual Meeting, the by-laws of the Company require that the shareholder provide advance notice to the Company, the procedure for which is described in the section titled "Shareholders' Proposals for the 1997 Annual Meeting" on page 22 hereof. The members of the Nominating Committee are: Barbara
S. Preiskel (Chairman), Louis H. Callister, James B. Fisher, Fernando R. Gumucio, Leon G. Harmon, John E. Masline, and Arthur K. Smith.

     In addition to the foregoing Committees of the Board of Directors, the Company has a Benefit Plans Committee composed of one employee director (Victor
L. Lund) and five members of management. The members of the Committee are appointed by the Board of Directors. This Committee is responsible for the administration, funding, investment of assets, interpretation and management of all benefit plans of the Company other than its stock purchase and stock option plans and the annual and LTIP bonus plans. The Benefit Plans Committee held six meetings in fiscal year 1995.

     The Investment Management Subcommittee of the Benefit Plans Committee is composed of four directors, three members of management and three other individuals. This Subcommittee acts as an advisor to the Benefit Plans Committee on matters relating to benefit plan fund structure, asset allocation, investment manager selection and evaluation of investment manager performance. The Subcommittee has authority to make recommendations to the Benefit Plans Committee. The Investment Management Subcommittee held four meetings in fiscal year 1995, two of which were by telephone conference. The following directors are current members of the Committee: Leon G. Harmon, Victor L. Lund, John E. Masline and Michael T. Miller.

DIRECTORS' COMPENSATION

  FEES

     Employee directors receive no additional compensation as directors. All other directors except L. S. Skaggs receive an annual retainer fee of $80,000, which is payable in quarterly installments. No additional fees are paid for attendance at Board and Committee meetings or for serving as a member of a Board Committee or as a Chairman of any Board Committee. Effective January 1, 1996, non-employee members of the Investment Management Subcommittee of the Company are paid $7,000 for each meeting of that Subcommittee attended. Prior to that time, they were paid $5,000 for each meeting attended. No fees are paid to such members for meetings held by telephone conference.

  PLANS

     Directors who receive retainer fees are eligible to participate in a deferred compensation plan which permits each director to elect that a portion or all of the compensation earned by the director for service on the Board and its Committees be deferred until the period subsequent to the termination of the director's service on the Board. Any amounts so deferred earn interest during the period of the deferral at a stated fluctuating rate.

     Non-employee directors and their spouses are eligible and encouraged to participate in the Scripps Executive Health Program that is also available to certain key executive officers of the Company and its subsidiaries. The program consists of a comprehensive physical evaluation, private consultations covering exercise, nutrition and stress management, and attendance at a seminar covering various topics. The frequency of the examination is generally based on the director's age. The cost of the examination, including travel and hotel expenses, is paid by the Company.

     On February 1, 1989 the Board adopted the American Stores Company Retirement Plan for Non-Employee Directors (the "NED Plan"). Under the NED Plan, as amended, in order to be eligible for a retirement benefit, an individual must have served as a non-employee director of the Company for a full ten years. An eligible non-employee director who retires from the Board at or after age 65 is entitled to receive, for the remainder of his or her life, annual compensation equal to one-half of the annual retainer fee for non-employee directors in effect at the time of such director's retirement. An eligible non-employee director who retires from the Board prior to age 65 shall receive, upon attaining the age of 65, a retirement benefit equal to one-half of the actual annual retainer for non-employee directors in effect at the time of such director's retirement for the same number of years and months as the director served on the Board as a non-employee director. A retired non-employee director receiving payments under the NED Plan is considered a Director Emeritus, must remain available on a reasonable basis to consult with the Company and may not engage in any activity in competition with the Company. All benefit payments under the NED Plan terminate upon the death of the retired non-employee director. The NED Plan is administered by the Benefit Plans Committee of the Company.

     The Board of Directors Stock Purchase Incentive Plan (the "Director Plan") was in effect from 1992 through March 21, 1995. Under the Director Plan, certain non-employee directors were granted rights to purchase up to 20,000 shares of the Company's Common Stock on a specified date at the average market price of the Common Stock on such date. Those Directors also received from the Company a full-recourse, interest-bearing loan for the entire purchase price of the Common Stock, and a deferred cash incentive award which is generally payable at the end of a five-year performance cycle. The maximum amount of the deferred award that can be earned is equal to the amount of the loan and accrued and unpaid interest. Any deferred award must be applied toward repayment of the loan. A description of the deferred cash incentive award under a similar plan for executive officers is included in the Compensation Committee's report on executive compensation and can be found on page 17 of this proxy statement. On June 16, 1992, the following directors each exercised purchase awards for 20,000 shares of the Company's Common Stock at a purchase price of $17.4375 and each received from the Company a loan with an interest rate of 7.04% in the amount of $348,750.00: Messrs. Callister, Engebretsen, Fisher, Gumucio, Harmon and Masline, and Mrs. Preiskel. On December 30, 1992, Messrs. Bryant and Smith exercised purchase awards at $21.78 per share and received loans with an interest rate of 6.15% in the indicated amounts: Mr. Bryant -- 3,000 shares, $65,343.75; and Mr. Smith -- 20,000 shares, $435,625.00. As of February 3, 1996, the aggregate outstanding balance of loans made pursuant to the Director Plan was $3,534,016, which includes accrued, unpaid interest. The largest aggregate amount outstanding during the fiscal year was $3,540,291. At the end of the Company's 1995 fiscal year, each of the directors who was a participant in the Director Plan was vested in a service award equal to 22.5% of the outstanding loan balance, the dollar amount of which is as follows: Messrs. Callister, Engebretsen, Fisher, Gumucio, Harmon and Masline, and Mrs. Preiskel -- $95,286; Mr. Bryant -- $16,746; and Mr. Smith -- $111,639. The loans have eight-year terms and accrue interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code of 1986, as amended) for eight-year loans on the purchase date, compounded annually. Interest on the loans is payable during the first five years at the rate of two percent per annum on the original principal amount of the loan (which rate was approximately equal to the dividend yield on the Common Stock at the time the Director Plan was approved). Proceeds of the deferred cash incentives must be applied to prepay the loans. The balance of the loans after taking into account any such prepayment, together with accrued and unpaid interest thereon, is payable in three equal installments (plus interest) on the sixth, seventh and eighth anniversaries of the purchase date. If a director's service is terminated during the performance cycle for any reason other than retirement, the loan will generally become due on the 120th day after termination of service. In the event of retirement, the loan must be repaid over a three-year period following retirement. The loan may also be prepaid at any time at the director's option.

  OTHER ARRANGEMENTS

     On November 1, 1994, the Company entered into an employment agreement with Don L. Skaggs as Executive Vice President and General Manager -- Skaggs Telecommunications Service, Inc. The agreement is identical to the agreements entered into with seventeen of the Company's other executive officers, the material terms of which are described on page 12 hereof. Mr. Skaggs' employment agreement provides for a target compensation objective that includes a base salary plus target bonuses at the target rate of 50%. Mr. Skaggs' initial target compensation objective under the agreement is $315,244. On March 21, 1995, Mr. Skaggs was granted an award under the Key Executive Stock Purchase Incentive Plan, the material terms of which are described on page 17 hereof. On March 31, 1995, Mr. Skaggs exercised his award and purchased 60,000 shares of the Company's Common Stock at a purchase price of $25.5625 per share. Pursuant to the Executive Plan, Mr. Skaggs purchased the shares with a loan he received from the Company for $1,533,750, which accrues interest at the rate of 7.75%, compounded annually. As of February 3, 1996, the outstanding balance of such loan was $1,600,453. Under the Executive Plan, Mr. Skaggs is also entitled to receive a deferred cash incentive award under the same terms and conditions as the other executive officers. The maximum amount of the deferred award that can be earned by Mr. Skaggs is equal to the amount of the loan plus accrued and unpaid interest. Any deferred award must be applied toward repayment of the loan. As of February 3, 1996, Mr. Skaggs was not vested in any portion of the deferred award.

     Effective August 1, 1995, the Company entered into a consulting agreement with Mr. L. S. Skaggs, a director and former Chairman of the Board of the Company, pursuant to which Mr. Skaggs agreed to provide consulting and advisory services to the Board of Directors and/or the Company's Chief Executive Officer upon their request, provided that Mr. Skaggs will not be required to devote more than 50% of his business time to such services. The term of the agreement is until the earliest of (i) July 31, 2000, (ii) Mr. Skaggs' death, or any physical or mental incapacity resulting in his inability to perform the services contemplated by the consulting agreement for a continuous period of one year, or
(iii) the effective date of any written notice of termination from Mr. Skaggs. Pursuant to the consulting agreement, Mr. Skaggs receives $750,000 per year for his services and is entitled to be reimbursed for all reasonable costs and expenses in connection with the maintenance and operation of an office, an executive secretary, a driver and other costs and expenses reasonably and necessarily incurred by Mr. Skaggs in connection with the performance of his duties thereunder. For the fiscal year ended February 3, 1996, the aggregate amount of expenses reimbursed by the Company to Mr. Skaggs pursuant to the consulting agreement was $44,902. Mr. Skaggs is also entitled to such other perquisites made available to senior executive officers of the Company in accordance with the Company's policies and practices prevailing during the 1994 fiscal year and as such policies and practices may be modified in the future to provide additional or increased benefits. Mr. Skaggs has agreed not to disclose the Company's proprietary and confidential information and, during the term of the agreement and for a period of one year following its expiration or termination, without the consent of the Company's Board of Directors, not to serve as an employee, officer, or director of, or consultant to any other business or entity engaged in the retail grocery or drug store business.

EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company to the Chairman of the Board and Chief Executive Officer, the Company's former Chairman of the Board and the four other most highly compensated executive officers at February 3, 1996 for services performed by such individuals for all capacities in which they served during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                              COMPENSATION(1)
                                                                            -------------------
                                             ANNUAL COMPENSATION(1)
                                        ---------------------------------    AWARDS     PAYOUTS
           NAME AND                                             OTHER       --------    -------
      PRINCIPAL POSITION                                        ANNUAL      OPTIONS/     LTIP      ALL OTHER
        AT END OF 1995                  SALARY      BONUS    COMPENSATION     SARS      PAYOUTS   COMPENSATION
          FISCAL YEAR           YEAR      ($)      ($)(2)       ($)(3)        (#)       ($)(4)       ($)(5)
- ------------------------------- ----    -------    -------   ------------   --------    -------   ------------
Victor L. Lund................. 1995    750,000    307,175       87,176      30,000     384,791      190,011
  Chairman of the Board         1994    750,000    339,764           --           0     406,490      159,869
  & Chief Executive             1993    737,500    259,145           --           0     135,082      159,922
  Officer
Teresa Beck.................... 1995    266,667    109,218           --      20,000     114,936       32,887
  Chief Financial Officer       1994    218,333     98,909           --           0     108,534       38,474
                                1993    183,333     64,420           --           0     36,799        51,737
Robert P. Hermanns............. 1995    468,750    191,984      111,172      20,000     192,507      201,719
  Chief Operating Officer       1994    510,016    184,039           --           0     164,406       57,870
  Procurement and               1993    223,154    113,184           --           0     48,262        47,474
  Logistics
David L. Maher................. 1995    491,666    201,370           --      25,000     236,464       75,602
  President & Chief             1994    450,000    203,859           --           0     232,709       84,433
  Operating Officer             1993    433,333    152,266           --           0     80,022        84,048
Martin A. Scholtens............ 1995    306,442    121,334           --      20,000     141,950       36,414
  Chief Operating Officer       1994    254,808     79,500           --           0     149,610       87,190
  Retail                        1993    262,468          0           --           0     56,433        78,794
L.S. Skaggs(6)................. 1995    625,907    114,786           --           0     240,989       79,797
  Former Chairman               1994    500,000    226,510           --           0     284,370      110,980
  of the Board                  1993    500,000    176,692           --           0     108,898      110,969

- ---------------

(1) Compensation deferred at the election of the executive, pursuant to the American Stores Retirement Estates 401(k) plan ("ASRE") and the Supplemental Executive Retirement Plan ("SERP"), is included in the year earned.

(2) The bonus amount is payable pursuant to the Company's Key Management Annual Incentive Plan described in the Compensation Committee Report on Executive and CEO Compensation on page 15 of this proxy statement. Cash bonuses for services rendered in fiscal years 1995, 1994 and 1993 have been listed in the year earned, and were generally paid in April of the following fiscal year.

(3) Perquisites and other personal benefits paid to each named executive officer in each instance aggregated less than $50,000 and, accordingly, are omitted from the table as permitted by the rules of the SEC. Additionally, there is no other annual compensation requiring disclosure, except as shown for Messrs. Lund and Hermanns, each of whom received reimbursement for tax liabilities in the amounts indicated related to the items described in footnote 5.

(4) The LTIP payout amounts reported represent amounts payable pursuant to the Company's Key Management Long-Term Performance Incentive Plan ("LTIP Plan") described in the Compensation Committee Report on Executive and CEO Compensation on page 16 of this proxy statement. The payout amounts pursuant to the LTIP Plan for services rendered in the three-year periods ended in fiscal years 1995, 1994 and 1993 have been listed in the year earned, and were generally paid in April of the following fiscal year. Amounts do not include any accrued deferred cash incentive awards under the Key Executive Stock Purchase Incentive Plan described in the Compensation Committee Report on Executive and CEO Compensation on page 17 of this proxy statement.

(5) The compensation reported represents (a) Company contributions under ASRE,
    (b) Company contributions under SERP, and (c) the dollar value of Company paid insurance premiums for term life insurance for the executives. The amounts contributed by the Company during fiscal year 1995 to the executives' ASRE and SERP accounts, and the insurance premiums paid were as follows: Mr. Lund -- $17,167, $168,254, $4,590; Ms. Beck -- $17,167,
    $14,088, $1,632; Mr. Hermanns -- $17,167, $55,433, $2,869; Mr.
    Maher -- $17,167, $55,426, $3,009; Mr. Scholtens -- $16,863, $17,738,
    $1,813; and Mr. Skaggs -- $17,167, $62,579, $51. The amount listed for Mr. Lund also includes

    $99,000, representing the fair market value of a Company-owned country club membership that was conveyed to Mr. Lund by the Company during fiscal year 1995. The amount listed for Mr. Hermanns also includes $126,250, representing additional compensation in connection with his relocation.

(6) The salary amount paid to L.S. Skaggs in 1995 includes $250,000 in salary through his retirement on July 31, 1995, $375,000 paid pursuant to a consulting agreement from August 1, 1995 through January 31, 1996, the material terms of which are described on page 8 hereof, and $907 in Medicare taxes.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS(1)                           POTENTIAL REALIZABLE VALUE AT
                      -------------------------------------------------------------
                                      % OF TOTAL                                         ASSUMED ANNUAL RATES OF STOCK
                                     OPTIONS/SARS
                                      GRANTED TO      EXERCISE                              PRICE APPRECIATION FOR
                      OPTIONS/SARS    EMPLOYEES          OR                                     OPTION TERM(2)
                        GRANTED       IN FISCAL      BASE PRICE       EXPIRATION       ---------------------------------
        NAME              (#)            YEAR          ($/SH)            DATE                5%                10%
- --------------------- ------------   ------------    ----------     ---------------    --------------     --------------
Victor L. Lund.......    30,000          1.94%        $24.3750      March 21, 2002        $   297,692        $   693,749
Teresa Beck..........    20,000          1.29%         24.3750      March 21, 2002            198,461            462,500
Robert P. Hermanns...    20,000          1.29%         24.3750      March 21, 2002            198,461            462,500
David L. Maher.......    25,000          1.62%         24.3750      March 21, 2002            248,077            578,124
Martin A.
  Scholtens..........    20,000          1.29%         24.3750      March 21, 2002            198,461            462,500
L.S. Skaggs..........         0             0               --            --                       --                 --

- ---------------

(1) The options generally become exercisable in one-third increments on March 21, 1998, March 21, 1999, and March 21, 2000, respectively. If a Change of Control (as defined in the stock options plan(s) under which the options were granted) were to occur before those dates, however, the options would become immediately exercisable.

(2) The potential realizable value is determined based upon hypothetical increases in the Common Stock price over the market price of the Common Stock on the date of grant. The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall market conditions and the timing of option exercises, if any.

     The following table shows information concerning the exercise of stock options by each of the named executive officers and the fiscal year-end value of unexercised options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUE

                                                             NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                             OPTIONS/SARS AT FISCAL        IN-THE-MONEY OPTIONS/SARS
                           SHARES           VALUE                 YEAR END (#)             AT FISCAL YEAR END ($)(4)
                        ACQUIRED ON        REALIZED      ------------------------------   ---------------------------
         NAME          EXERCISE(#)(1)       ($)(2)       EXERCISABLE   UNEXERCISABLE(3)   EXERCISABLE   UNEXERCISABLE
- ---------------------- --------------   --------------   -----------   ----------------   -----------   -------------
Victor L. Lund........     42,864         $  1,076,958        0             30,000             0           $37,500
Teresa Beck...........     12,864              323,208        0             20,000             0            25,000
Robert P. Hermanns....     10,652              218,143        0             20,000             0            25,000
David L. Maher........     14,576              376,514        0             25,000             0            31,250
Martin A. Scholtens...     17,152              430,944        0             20,000             0            25,000
L. S. Skaggs..........          0                    0        0                  0             0                 0

- ---------------

(1) Totals include the gross number of options exercised and stock appreciation rights.

(2) Represents the average of the high and low value of the Company's common stock at date of exercise less the exercise price.

(3) If a Change of Control (as defined in the stock options plan(s) under which the options were granted) were to occur before these options otherwise become exercisable, the options would become immediately exercisable.

(4) Represents the difference between the closing price of the Company's Common Stock at 1995 fiscal year end ($25.625 per share) and the exercise price of the options.

     The following table provides information concerning cash-incentive awards made during fiscal year 1995 under the Company's 1995-1996-1997 Key Management Long-Term Performance Incentive Plan (the "95-96-97 LTIP"). Each award represents the right to receive an amount in cash for the three-year period ending January 31, 1998 based on earnings per share for the three-year period compared to the three-year earnings per share target established by the Compensation Committee as follows: 80% of target or less -- no award; 90% of target -- 10% of average annual base salary; 100% of target -- 20% of average annual base salary; 110% of target -- 40% of average annual base salary; and 120% or more of target -- 70% of average annual base salary. Payments under the 95-96-97 LTIP will be made in April 1998 and will be reported in the Summary Compensation Table of the Company's 1998 Proxy Statement.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                             PERFORMANCE
                             NUMBER OF         OR OTHER       ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK PRICE
                           SHARES, UNITS     PERIOD UNTIL                      BASED PLANS
                             OR OTHER         MATURATION      ----------------------------------------------
          NAME               RIGHTS(#)        OR PAYOUT       THRESHOLD($)(1)   TARGET($)(2)   MAXIMUM($)(3)
- -------------------------  -------------   ----------------   ---------------   ------------   -------------
Victor L. Lund...........    --            January 31, 1998          0            $150,000       $ 525,000
Teresa Beck..............    --            January 31, 1998          0              54,444         190,554
Robert P. Hermanns.......    --            January 31, 1998          0              94,250         329,875
David L. Maher...........    --            January 31, 1998          0              99,444         348,054
Martin A. Scholtens......    --            January 31, 1998          0              63,083         220,791
L. S. Skaggs.............    --            January 31, 1998          0              16,667          58,335

- ---------------
(1) No awards will be made if the Company's earnings per share for the three-year period are 80% or less of the targeted amount.

(2) The target award is 20% of the executive's average annual base salary over the three-year performance cycle and is awarded if the Company exactly achieves its earnings per share target for the three-year period. The target payout shown above assumes the executive's 1995 base salary remains unchanged through the remainder of the three-year performance cycle.

(3) The maximum attainable award is 70% of the executive's average annual base salary over the three-year performance cycle and is awarded if the Company's earnings per share for the three-year period equals 120% or more of the target. The maximum payout shown above assumes the executive's 1995 base salary remains unchanged through the remainder of the three-year performance cycle.

PENSION PLANS

     The tables set forth below show the estimated annual special retirement benefits payable to the named executive officers pursuant to their employment agreements with the Company. The executives are entitled to receive an annual payment from the Company for a period of twenty years beginning at age 57 or upon termination of employment with the Company, whichever occurs later. The retirement benefit is calculated as a percentage of the executive's average target compensation objective ("TCO") for the two years prior to the termination of employment based on the years of service completed under the employment agreement. The executives are not entitled to any benefit until they have completed three years of service under the employment agreements and are entitled to the maximum benefit after they have completed ten years of service. Executives who are terminated without cause will be deemed to have served for the full ten-year period and will be entitled to the maximum benefit. The employment agreements with the named executive officers were entered into on November 1, 1994 and the minimum benefits will not vest until 1997. The employment agreements are described in more detail under the caption "Employment Agreements" immediately following this section.

     The following table illustrates the estimated annual benefits payable to Messrs. Lund, Hermanns and Maher, which range from 12% to 40% of their two-year average TCO. As of February 3, 1996, the average TCOs of Messrs. Lund, Hermanns and Maher for the period from November 1, 1994 through the 1995 year-end were $1,125,000, $696,696 and $723,214, respectively. As of February 3, 1996, each of such persons had been credited with one full year of service under his respective employment agreement and was not entitled to any of the retirement benefit.

                                                                   YEARS OF SERVICE
      REMUNERATION                                  (YEARS OF SERVICE UNDER EMPLOYMENT AGREEMENTS)
   (AVERAGE TWO-YEAR      ---------------------------------------------------------------------------------------------------
          TCO)               3            4            5            6            7            8            9            10
- ------------------------  --------     --------     --------     --------     --------     --------     --------     --------
 $650,000...............  $ 78,000     $104,000     $130,000     $156,000     $182,000     $208,000     $234,000     $260,000
 $700,000...............    84,000      112,000      140,000      168,000      196,000      224,000      252,000      280,000
 $750,000...............    90,000      120,000      150,000      180,000      210,000      240,000      270,000      300,000
 $800,000...............    96,000      128,000      160,000      192,000      224,000      256,000      288,000      320,000
 $900,000...............   108,000      144,000      180,000      216,000      252,000      288,000      324,000      360,000
$1,000,000..............   120,000      160,000      200,000      240,000      280,000      320,000      360,000      400,000
$1,100,000..............   132,000      176,000      220,000      264,000      308,000      352,000      396,000      440,000
$1,200,000..............   144,000      192,000      240,000      288,000      336,000      384,000      432,000      480,000
$1,300,000..............   156,000      208,000      260,000      312,000      364,000      416,000      468,000      520,000
$1,400,000..............   168,000      224,000      280,000      336,000      392,000      448,000      504,000      560,000

     The following table illustrates the estimated annual benefits payable to Ms. Beck and Mr. Scholtens, which range from 9% to 30% of their two-year average TCO. As of February 3, 1996, the two-year average TCOs of Ms. Beck and Mr. Scholtens for the period from November 1, 1994 through the 1995 year-end were $385,714 and $431,250, respectively. As of February 3, 1996, each of such persons had been credited with one year of service under his or her employment agreement and was not entitled to any of the retirement benefit.

                                                                     YEARS OF SERVICE
        REMUNERATION                                  (YEARS OF SERVICE UNDER EMPLOYMENT AGREEMENTS)
     (AVERAGE TWO-YEAR        -----------------------------------------------------------------------------------------------
            TCO)                 3           4           5           6           7            8            9            10
- ----------------------------  -------     -------     -------     -------     --------     --------     --------     --------
$350,000....................  $31,500     $42,000     $52,500     $63,000     $ 73,500     $ 84,000     $ 94,500     $105,000
$400,000....................   36,000      48,000      60,000      72,000       84,000       96,000      108,000      120,000
$450,000....................   40,500      54,000      67,500      81,000       94,500      108,000      121,500      135,000
$500,000....................   45,000      60,000      75,000      90,000      105,000      120,000      135,000      150,000
$550,000....................   49,500      66,000      82,500      99,000      115,500      132,000      148,500      165,000

EMPLOYMENT AGREEMENTS

     During 1994, the Company entered into Employment Agreements (the "Agreements") with Ms. Beck and Messrs. Hermanns, Lund, Maher and Scholtens, and 12 other officers of the Company in order to encourage such executives to remain with the Company on an extended basis, have undivided loyalty to the Company and refrain from competing with the Company. One additional agreement was entered into in early 1995. All of the Agreements are for a term of three years, except for Mr. Lund's Agreement, which is for a five-year term. The Agreements are automatically renewed for subsequent three-year terms (in the case of Mr. Lund, five-year terms) unless the Company provides notice to the contrary one year prior to the expiration of any term. The Agreements may be terminated only for cause during the term of the Agreement or any extensions thereof. The Agreements provide for a TCO that includes a base salary plus target bonuses at the target rate of 50% through participation in the Company's Key Management Annual Incentive Plan (30%) and the Company's Long-Term Incentive Performance Plan (20%). The initial TCO for the named executive officers is as follows: Ms.
Beck -- $330,667; Mr. Hermanns -- $642,814; Mr. Lund -- $1,117,944; Mr.
Maher -- $666,833; and Mr. Scholtens -- $397,111. The Company can increase or decrease an executive's TCO, but no such decrease may be by more than 20% except in the case of a general reduction affecting at least 90% of the officers of the Company. The executives are entitled to participate in any other bonus programs, subject to the right of the Company to alter the terms and conditions of any such bonus programs, including the elimination thereof. The Agreements provide the executives with a special long-range retirement plan (the "Retirement Plan"), pursuant to which the executives are entitled to receive an annual payment from the Company for a period of 20 years beginning at age 57 or upon termination of employment, whichever occurs later. The retirement benefit is calculated as a percentage of the executive's average TCO for the two years prior to the termination of employment under the Agreement based on years of service completed under the Agreement. In order to receive the minimum retirement benefit of 9% of average TCO, the executives must have completed three years of service from the date of the Agreements. The maximum retirement benefit requires ten years of service; for 15 of the executives the maximum benefit is 30% of the two-year average TCO, and for Messrs. Hermanns, Lund, and Maher the maximum benefit is 40% of the two-year average TCO. In the event an executive is terminated for cause or voluntarily terminates employment, he or she is entitled to a retirement benefit equal to the amounts vested at that time. If an executive is terminated without cause, or if the executive terminates employment because the Company has materially breached the Agreement, the executive is entitled to the maximum retirement benefit regardless of the number of service years he or she has accrued. In the event of the executive's death, the Agreement provides for a lump sum payment to the executive's estate that is equal to the present value of the remaining retirement benefit to which the executive would otherwise be entitled. The executives are required to (i) keep confidential any non-public information they become familiar with as a result of their employment, (ii) refrain from performing part-time or full-time services in any capacity for any competitor of the Company, (iii) refrain from attempting to induce employees of the Company or its subsidiaries to resign; and (iv) refrain from interfering with or impeding the Company's relationships with customers, suppliers or vendors, lending institutions, lessors and land owners, and governmental agencies, and the executives forfeit all rights, including vested rights, to these retirement benefits if they breach this provision of the Agreements. The Agreements also entitle the executives to participate in all of the Company's benefit plans, including retirement and profit sharing, long-term disability, accidental death and dismemberment, and health and insurance plans. The Company can change the executives' duties and job titles at will, and can relocate the executives as needed, including a transfer to one of the Company's subsidiaries; provided that the executives shall remain officers of the Company or its subsidiaries and shall perform duties of an executive nature equal in status, dignity and responsibility to their duties at the time the Agreements were entered into. The form of the agreements is included as an exhibit to the Company's annual report on Form 10-K for the year ended January 28, 1995. The foregoing discussion is qualified by reference to the employment agreements.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE AND CEO COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee) is composed of six independent, non-employee directors of the Company, each of whom is ineligible to participate in any of the compensation plans they administer. The Board of Directors has delegated to the Committee, among other duties, responsibility for establishing policies and making decisions relating to executive compensation. The Committee regularly reports to the Board on its activities, and decisions made by the Committee are ratified by the Board.

     The Committee's report summarizes the Company's compensation policies for its executive officers and explains how the compensation plans are closely linked to the achievement of the Company's financial goals and to increases in the Company's stock price.

COMPENSATION PHILOSOPHY

     A primary objective of the Company is to increase shareholder value. A key element in achieving this objective is the Company's ability to attract and retain a core group of executive officers whose individual and combined efforts will provide the greatest likelihood of success. To this end, the Company and the Committee have applied the following principles in developing a compensation program applicable to all of the Company's and its subsidiaries' executive management, including the CEO:

     - Align the financial interests of the Company's executive officers closely with those of the Company's shareholders by linking a significant percentage of the officers' total target compensation to the attainment of Company profitability and corporate goals.

     - Provide for each position competitive total target compensation at the median level based on industry, peer group and national surveys.

     - Annually review performance measures necessary to establish varying bonus levels to ensure consistency with the Company's overall strategic goals.

     - Create additional incentives to promote the long-term growth and financial success of the Company by encouraging and making it possible for executives to increase their ownership of the Company's Common Stock through the use of stock option and stock purchase plans that have been approved by the Company's shareholders.

     The Committee determines and approves the compensation paid to the CEO and the executives named in the summary compensation table as well as the compensation paid to all other Company officers. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement as well as the Company's other executive officers (other than Mr.
Lund), the Committee takes into account the views of Mr. Lund and other members of management and outside consultants to the extent deemed appropriate by the Committee.

     Section 162(m) of the Internal Revenue Code, effective for the 1994 tax year and thereafter, limits the deductibility of compensation paid by public corporations to the executives named in the Summary Compensation Table for the most recent fiscal year. Certain types of compensation are exempt from the deductibility limitations. Compensation in the form of stock options granted under the Company's stock option plans are exempt under the transition rules until the 1997 Annual Meeting of Shareholders as performance-based plans approved by the shareholders. Compensation to be paid under the Company's Key Executive Stock Purchase Plan will be exempt as compensation paid pursuant to binding agreements entered into prior to February 17, 1993, except with respect to the 20,000 shares purchased by Robert Hermanns in March 1994. Salary and bonuses paid under the Company's annual bonus and long term incentive plans were subject to the deductibility limits during 1995, except to the extent that payment of such compensation was deferred. None of the compensation paid to any of the named executive officers in 1995 was non-deductible. The Committee intends to take the actions required to maintain the exemption from Section 162(m) for the Company's stock option plans following the expiration of the transition rules in 1997. Further, in formulating compensation arrangements, the Committee intends to consider the deductibility of such compensation, although such factor will not be determinative.

RELATIONSHIP OF PAY TO PERFORMANCE UNDER COMPENSATION PLANS

     The Company uses industry, peer group and national surveys that are updated annually to establish target compensation grade levels for its CEO and executive officers that are based on median compensation paid to individuals holding similar positions at other companies in the retail food and drug industries and companies of similar size. This comparison group includes but is not limited to some of the companies comprising the Peer Group Index described on page 19. The Committee uses the same criteria in establishing Mr. Lund's target compensation objective as it does in determining compensation for the Company's other executive officers. The cash compensation objective for executive officers and Mr. Lund consists of a base salary and an overall bonus target of 50% of the base salary (30% from the annual bonus plan and 20% from the long-term incentive plan). Thus, base salaries represent approximately 67% of the targeted cash compensation objective, and the combination of the annual and long-term incentive payments, which are based on sales and/or earnings of the Company and/or its subsidiaries, represent approximately 33% of the executive's targeted cash compensation objective. Payments made under the Company's annual bonus and long-term incentive plans may be more or less than the target amount depending on the Company's performance. In years such as 1995, when the Company exceeds its targets, the compensation actually paid to executives will rise to the high end of the compensation surveys, although if the industry performs well as a whole, it is anticipated that executive compensation paid by the Company's peers may also increase above the amounts reflected in the historical surveys.

     Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, considered in the context of the total compensation paid to individuals in similar positions at other companies in the retail food and drug industries and companies of similar size. Executives' base salaries are reviewed by the Committee on an annual basis and adjustments are determined by evaluating the performance of the executive officer and, to the extent applicable, his or her operating unit (the Company or a subsidiary). Adjustments are made based on a number of factors, none of which is controlling, and objective targets are not utilized in adjusting base salaries. Changes in base salary may also result from promotions and changes in the responsibilities of executives. In September 1992, Mr. Lund was elected CEO and President, and at that time the Committee authorized an increase in Mr. Lund's base salary to $750,000, effective April 1, 1993. Mr. Lund's salary did not increase during the 1995 fiscal year. The Committee believes that Mr. Lund's total compensation objective, including his base salary of $750,000, reflects the median compensation paid to CEOs of peer companies and companies of similar size and Mr. Lund's experience and qualifications for the position. In making such determination, the Committee considered several factors on a subjective basis, with no single factor controlling, including the nature and scope of Mr. Lund's responsibilities, the size of the Company relative to its peers, the Company's results of operations, earnings per share, and strategic plans for the future.

     During 1994, the Company entered into employment agreements with Mr. Lund and 16 other executive officers of the Company. One additional employment agreement was entered into in early 1995. The agreements were structured to provide an incentive to the Company's executives to remain with the Company for an extended period, have undivided loyalty to the Company and refrain from competing with the Company during the time of their employment as well as after their employment has ceased. In order to accomplish this objective, and in addition to the other terms of the agreements, the agreements provide for the payment of a special retirement benefit calculated as a percentage of the executive's average target compensation objective during the last two years of his or her employment with the Company. The benefit ranges from 9% to 30% of such average TCO (up to 40% in the case of Messrs. Hermanns, Lund and Maher) based on years of service with the Company and is payable for a period of twenty years commencing at the time the executive's employment with the Company terminates or at age 57, whichever is later. The benefit is forfeited if the executive engages in competition with the Company either during or after the term of the agreement. The Committee believes that by providing the Company's key executives with a higher degree of job security and the prospect of an income stream that continues beyond the time they cease performing duties for the Company, the agreements will provide a substantial incentive for the executives to remain with the Company for the duration of their careers and will provide the executives with peace of mind with respect to their future financial security and allow them to focus their talents and attention on the growth and profitability of the Company. In addition, by providing for the forfeiture of the benefits if the executives should engage in competition with the Company, it is believed that the agreements provide an incentive for such executives to devote their talents exclusively to the Company and to continue to provide the benefit of their counsel and experience to the Company even after they retire. The employment agreements are discussed in more detail beginning on page 12 of this proxy statement and the form of the agreements is included as an exhibit to the Company's annual report on Form 10-K for the year ended January 28, 1995. The foregoing discussion is qualified by reference to the employment agreements.

     The executive compensation program also includes a stock option plan and a stock purchase incentive plan. The performance features of these plans, together with the Company's annual and long-term incentive bonus plans, are described below.

     ANNUAL BONUS PLAN

     The Key Management Annual Incentive Plan is the Company's annual bonus program (the "Annual Plan") for executive officers and key management. At the beginning of each year, the Committee establishes minimum, target and maximum performance goals for the Company on which a bonus will be paid. The Committee determines the percentage of base salary for the fiscal year that will be payable as a bonus (the "Target Bonus") to each participant in the Annual Plan if the Company exactly meets its target. This determination is based on the individual's job classification and responsibilities. The Target Bonus for the Company's chief executive officer and the other four executives named in the summary compensation table is 30% of their respective average base salary, which corresponds to 20% of each executive's total target compensation objective. The amount of the Target Bonus that will actually be paid to the participants varies based on the extent to which the Company meets, exceeds or fails to achieve its target. The Plan contains a schedule setting forth in 1% increments the percentage of the target goal achieved by the Company and the amount of the Target Bonus that is payable at each increment. No bonus is paid if the Company achieves 77% or less of the target, and the maximum bonus is paid if the Company achieves 123% or more of its target.

     The Annual Plan for 1995 established a target based on earnings above the prior year. During the 1995 fiscal year, the Company exceeded its earnings target by 5.6%. As a result, the Target Bonus paid to Mr. Lund and the five executives named in the summary compensation table represents approximately 41% of each individual's base salary for the 1995 fiscal year

     LONG-TERM PERFORMANCE INCENTIVE PLAN

     The Key Management Long-Term Performance Incentive Plan ("LTIP") is intended to focus attention prospectively on the Company's long-term results and reward achievement of the Company's long-term financial goals. Participation in LTIP, as determined by the Committee, is limited to key executives and officers who have a significant impact on the long-term results of the Company. LTIP performance cycles are three years in length, with a new three-year cycle starting every fiscal year. At the beginning of each cycle, the Committee sets specific performance criteria and establishes a minimum and a maximum range of performance for the three-year period on which a bonus will be paid. If the Company exactly achieves the performance goals, the participants receive a bonus equal to 20% of their average annual base salary over the three-year performance cycle, which corresponds to 13% of each executive's total target cash compensation objective over the three-year performance cycle. If the Company's performance falls above or below the target, the percentage of average annual base salary to be paid as a bonus will be increased or decreased in accordance with a schedule included in the LTIP Plan. The minimum award is zero, and the maximum award is 70% of the executive's average annual base salary over the three-year performance cycle.

     The performance measurement for bonus amounts payable under the 1993-1994-1995 LTIP was based 100% on an earnings per share target for the three-year period, and the Company exceeded its earnings per share target level by 13.9% for this LTIP cycle. The LTIP bonus paid to Mr. Lund and the five executives in the summary compensation table represents approximately 52% of each individual's average annual base salary for fiscal years 1993, 1994, and 1995.

     STOCK OPTION PLANS

     The Committee believes that stock option plans can serve as an effective incentive to the Company's executive officers and key employees to further the long-term growth and performance of the Company, since the value of an option bears a direct relationship to increases in the Company's stock price. In addition, the Committee believes that the utilization of vesting periods provides incentives for key employees to remain with the Company. The Committee administers the Company's stock option plans and determines the individuals to whom stock options, stock appreciation rights ("SARs") and restricted stock awards are granted. The Committee, however, does not grant stock options on a regular basis. During 1995, the Committee granted stock options for the first time since 1992 to Mr. Lund and four of the other named executive officers in connection with a broad-based grant of stock options to officers and other key employees of the Company. The options were granted at the market price in effect on the date of grant, have a term of seven years and become exercisable in one-third increments on March 21, 1998, 1999 and 2000, respectively. The options are intended to provide additional incentive to participants in the Key Executive Stock Purchase Incentive Plan to remain with the Company following completion of the performance awards under that Plan in June 1997 and to provide incentives to continue to improve shareholder value beyond the term of such plan. The named executive officers were granted options pertaining to 105,000 shares of the Company's common stock which represented approximately 7.4% of the total number of options granted. In determining grants, the Committee took into account the individuals' responsibilities and experience but did not consider stock ownership. The Committee did not grant any SARs or restricted stock awards, nor did it reprice any outstanding options or SARs during 1995.

     STOCK PURCHASE INCENTIVE PLAN

     During 1992, the Company's shareholders approved the Key Executive Stock Purchase Incentive Plan (the "Executive Plan"). The Executive Plan was developed in consultation with an outside compensation consultant after a review by the Committee and such consultant of the Company's existing compensation programs. The Executive Plan is intended to promote the long-term growth and financial success of the Company by strengthening the links between the Company's management and its shareholders. The Executive Plan affords certain key executive officers of the Company and its subsidiaries the opportunity to significantly increase their ownership of the Company's Common Stock. The Executive Plan also offers the potential for substantial financial incentives (in addition to potential appreciation in the value of the Common Stock) based on continued service and long-term stock price performance, but in a manner that places such executive officers at risk in the event of poor Company performance. By having participants in the Executive Plan share in both the upside and downside potential inherent in stock ownership by purchasing Common Stock using full-recourse, interest-bearing loans, the Committee believes the Executive Plan incorporates an important element of investment risk that generally is not found in other executive incentive plans.

     During June 1992, under the Executive Plan, Mr. Lund, four of the executives named in the summary compensation table and certain other executive officers selected by the Committee received the right to purchase a specified number of shares of the Company's Common Stock on June 16, 1992 at the average market price of the Common Stock on such date. Pursuant to the Executive Plan, the executive officers also received from the Company full-recourse, interest-bearing loans for the entire purchase price of the Common Stock. Each executive officer was required to pledge the Common Stock he or she purchased with the proceeds of the loan to secure such loan. The loans have an eight-year term and accrue interest at the rate of 7.04%, compounded annually. Interest is payable prior to maturity to the extent of dividends paid on the shares purchased under the Executive Plan, with the balance due at the maturity of the loan. Under the Executive Plan, Mr. Lund and four of the executives in the summary compensation table purchased the indicated amounts of Common Stock at a purchase price of $17.44 per share: Mr. Lund -- 400,000 shares; Ms. Beck -- 60,000 shares; Mr. Hermanns -- 60,000 shares; Mr. Maher -- 220,000 shares; and Mr. Scholtens -- 60,000 shares. Additionally, on March 31, 1994, in connection with a change in title and increased responsibilities, Mr. Hermanns purchased an additional 20,000 shares at a purchase price of $25.53 per share with proceeds of a Company loan having a 5.36% interest rate, and a new performance cycle commenced with respect to such shares. Due to Mr. L. S. Skaggs' current significant stock ownership, he was not selected by the Committee to participate in the Executive Plan.

     Participants in the Executive Plan are also eligible to receive a deferred cash incentive award (the "deferred award") which is generally payable at the end of a five-year performance cycle. In the case of the executives listed in the summary compensation table, the five-year performance cycle will end on June 16, 1997, except with respect to the 20,000 shares purchased by Mr. Hermanns in March 1994. One-half of the deferred award will be based on the executive officer's continued service with the Company during the performance cycle (the "service award"), while the other half will be based on the Company's Common Stock performance (including reinvested dividends) over the five-year performance cycle relative to shareholder returns for specified companies in the retail food and drug industry (the "performance award"). The maximum amount of the deferred award which can be earned by the executive officers is equal to the amount of the loan and accrued and unpaid interest. Any deferred award must be applied towards repayment of the loan. Certain deferred awards will be forfeited if, prior to the end of the five-year performance cycle, the executive officer sells shares purchased under the Executive Plan or the executive officer's service with the Company is terminated.

     Each executive officer will vest annually in a portion of the service award in an amount equal to a cumulative percentage of the outstanding loan balance at the time the service award is earned. The cumulative percentages for each year are as follows: first year -- 7 1/2%; second year -- 15%; third year -- 22 1/2%; fourth year -- 30%; and fifth year -- 50%. The service award may not exceed 50% of the loan balance. At the end of the Company's 1995 fiscal year, each of the executives listed in the summary compensation table who participated in the Executive Plan was vested in a portion of the service award equal to 22.5% of the outstanding loan balance, except with respect to the 20,000 shares purchased by Mr. Hermanns in March 1994, who is vested in 7.5% of the service award with respect to such shares.

     The portion of the performance award earned as a percentage of the loan amount at the time the performance award is paid will vary depending upon the Company's total shareholder return versus shareholder returns of the members of the specified peer group on an unweighted basis, with no performance award earned if the Company's total shareholder return ranks below the 50th percentile of the peer group, and 100% of the performance award earned if the Company's total shareholder return is ranked in the 80th or higher percentile of the peer group. The performance award may not exceed 50% of the loan balance. For the period from June 16, 1992 through March 31, 1996, the Company's total shareholder return versus the members of the peer group ranked in the 66.7th percentile, and therefore 66.75% of the performance award would have been earned, which would represent 33.375% of the loan balance, assuming such performance was maintained through the full five-year performance cycle. The members of the peer group include The Great Atlantic & Pacific Tea Company, Inc., Albertson's, Inc., The Kroger Co., Longs Drug Stores Corporation, Safeway Inc., Smith's Food & Drug Centers, Inc., The Vons Companies, Inc., Walgreen Co., and Winn-Dixie Stores, Inc. If the Company's Common Stock price declines significantly from the market value on the day of the award, the loan balance may exceed the combined value of the stock and plan payments to participants after taxes, in which event the participants would be required to pay the remaining loan balance with personal funds.

     OTHER COMPENSATION PLANS

     The executive compensation program also includes other benefit plans that are generally available to employees of the Company, including a profit sharing/401(k) pension plan, a medical plan and a life insurance plan. The Company has not maintained a defined benefit pension plan for its employees since the end of 1984. Certain executive officers, including the executives listed in the summary compensation table, are eligible to participate in a supplemental executive retirement plan, which is a non-qualified plan intended to provide benefits where limitations are imposed upon Company contributions to qualified plans on behalf of certain employees due to limits under the Federal tax laws. Except for the Company's profit sharing/401(k) pension plan, none of the foregoing plans is tied to Company performance. The Committee believes these plans are comparable to plans of other companies in the food and drug industries and companies of similar size.

CONCLUSION

     Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The adoption of the Executive Plan by the Company in 1992, which was approved by the shareholders at the 1992 annual meeting, was a significant step in further strengthening the link between executive pay and Company stock price performance. The Committee intends to continue the policy of linking executive compensation to corporate performance and return to shareholders.

     Submitted by the Compensation and Stock Option Committee of the Board of Directors of the Company.

                                  Leon G. Harmon, Chairman
                Louis H. Callister              L. Tom Perry
                Arden B. Engebretsen            Barbara S. Preiskel
                James B. Fisher

AMERICAN STORES COMPANY STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and a group of nine publicly-traded retail food and/or drug companies, which include The Great Atlantic & Pacific Tea Company, Inc., Albertson's, Inc., The Kroger Co., Longs Drug Stores Corporation, Safeway Inc., Smith's Food & Drug Centers, Inc., The Vons Companies, Inc., Walgreen Co., and Winn-Dixie Stores, Inc. (the "Peer Group Index") for the five-year fiscal period ended February 3, 1996. The companies in the peer group are the same as those used in calculating the performance awards under the Company's Key Executive Stock Purchase Incentive Plan. Comparisons are based on the assumption that the value of the investment on February 1, 1991 in the Company's Common Stock, the securities comprising the S&P Composite-500 Stock Index, and the Peer Group Index was $100 and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
            AMERICAN STORES COMPANY COMMON STOCK, S&P COMPOSITE-500
                              & PEER GROUP INDICES

      MEASUREMENT PERIOD           AMERICAN
    (FISCAL YEAR COVERED)           STORES          S&P 500       PEER GROUP
2/1/91                                     100             100             100
1/31/92                                 106.55          122.96          111.64
1/29/93                                 143.75          135.96          131.48
1/28/94                                 143.04          152.45          125.70
1/27/95                                 162.40          153.99          147.83
2/3/96                                  176.07          213.32          201.84

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors served on the Compensation and Stock Option Committee during fiscal 1995: Leon G. Harmon (Chairman), Louis H. Callister, Arden B. Engebretsen, James B. Fisher, L. Tom Perry and Barbara S. Preiskel. There were no Compensation Committee interlocks with respect to any member of that Committee during fiscal 1995.

OTHER INFORMATION PERTAINING TO DIRECTORS AND EXECUTIVE OFFICERS

     During 1992, Mr. Lund, four of the other executives in the summary compensation table and certain other executive officers received full-recourse, interest bearing loans for the entire purchase price of Common Stock of the Company they purchased pursuant to the terms of the Executive Plan described on page 17. Mr. Hermanns received an additional loan in 1994 to purchase 20,000 shares under the Executive Plan. The loans have eight-year terms and accrue interest at the Applicable Federal Rate for eight-year loans with interest compounded annually, as determined by Section 1274(d) of the Internal Revenue Code of 1986, as amended, in effect on the Purchase Date. Interest is payable prior to maturity to the extent of dividends paid on the shares purchased under the Executive Plan, with the balance due at the maturity of the loan. The proceeds of the deferred cash incentives awarded during the five-year performance cycle(s) under the Executive Plan must also be applied to prepay the loans. The balance of the loans after taking into account any such prepayment together with accrued and unpaid interest thereon, will be payable in three equal installments (plus interest) on the sixth, seventh and eighth anniversaries of the purchase date. If an executive officer's service is terminated during a performance cycle for any reason other than retirement or following a change of control, the loan will generally become due on the 120th day after termination of service. In the event of retirement or a change of control, the loan must be repaid over a three-year period. The loan may also be prepaid at any time at the executive officer's option. To date, Mr. Lund and four of the other executives in the summary compensation table have received loans in the indicated amounts: Mr.
Lund -- $8,191,121; Ms. Beck -- $1,228,668; Mr. Hermanns -- $1,769,762; Mr.
Maher -- $4,505,117; and Mr. Scholtens -- $1,228,668. As of February 3, 1996,
the aggregate outstanding balance of loans made pursuant to the Executive Plan was $39,072,871, which includes accrued, unpaid interest. The largest aggregate amount outstanding during the fiscal year was $40,159,153.

     During 1995, L. S. Skaggs, a director and the former Chairman of the Board of the Company, retained Skaggs Telecommunications Service, Inc., a wholly-owned subsidiary of the Company ("STS"), to provide certain electrical services and supplies. Payments to STS for such services and supplies aggregated $225,089 during the 1995 fiscal year. The supplies were provided at approximately the same gross margin charged by STS to its retail customers, and services were billed at the same rates at which such services are provided to other businesses and employees of the Company. This transaction was reviewed and approved by the Audit Committee of the Board of Directors of the Company.

PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP, Independent Certified Public Accountants, to audit the records of the Company for the fiscal year ending February 1, 1997. This selection is subject to ratification by the shareholders. A representative of Ernst & Young LLP will be present at the Annual Meeting of Shareholders. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions. Ernst & Young LLP was the Company's independent certified public accountant for the fiscal year ended February 3, 1996.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

PROPOSAL 3 -- SHAREHOLDER PROPOSAL REGARDING THE AMERICAN STORES COMPANY RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

     A shareholder owning 200 shares of the Company's Common Stock has notified the Company that it intends to present a proposal, the text of which is set forth below. Information concerning the name, address and share ownership of the proponent is available by writing to: Corporate Secretary, American Stores Company, 709 East South Temple, Salt Lake City, Utah 84102, or by telephoning the Assistant Secretary at (801)539-4430.

       Proposal

          The shareholders of American Stores Company recommend that the Board of Directors terminate the retirement plan for non-employee directors, making the plan unavailable to current and future non-employee directors. This is done not only as a cost reduction measure, but to eliminate the stagnation of an entrenched Board and to encourage the recruitment and maintenance of an independent Board whose interests are more closely aligned with that of the shareholders.

       Supporting Statement of Proponent

          Effective July 1, 1994, non-employee directors of American Stores Company receive an annual retainer fee of $80,000.00. The company has eight regularly scheduled Board meetings per year. Thus, assuming there are no additional meetings, each non-employee director receives $10,000.00 per scheduled meeting. Moreover, the non-employee director has the option of deferring some or all of his or her compensation until after the termination of Board service and earning interest on the deferred amounts.

          In addition to generous compensation, the non-employee directors are not only eligible, but encouraged, to participate in the Scripps Executive Health Program. American Stores Company not only pays for this comprehensive program, it also pays the cost of an examination, including travel and hotel expenses.

          Finally, a non-employee director who retires at or after age 65 and after a full ten years of service, receives from American Stores Company for the remainder of his or her life, annual compensation equal to one half of the annual retainer fee for non-employee directors in effect at the time of the director's retirement. Thus, each non-employee director who retires from the present board is entitled to a lifetime annual compensation from American Stores of $40,000.00. If the non-employee director retires prior to age 65, but with ten years of service, he or she is nonetheless entitled, at age 65, to receive annual compensation of $40,000.00 for the same number of years and months he or she served on the Board.

          Perhaps in an attempt to limit non-employee director compensation, the Board has terminated the Board of Directors Stock Purchase Incentive Plan. The Board's action in this regard however, is misguided because the plan directly linked at least a portion of the non-employee director's compensation to his or her performance.

          In comparison with its corporate peers, American Stores Company's compensation of non-employee directors is excessive. The annual retainer fee paid by American Stores Company to its non-employee directors, is in most cases, double that which is paid by similarly situated companies. Clearly, such directors are more than adequately compensated during their tenure on the Board. Further, the excessive retainer fees translate into excessive retirement benefits. The extravagance of American Stores Company's retirement benefits for non-employee directors becomes clear when one considers the following:

             1. The non-employee director is, in all likelihood, eligible for a pension from his or her primary employer.

             2. The non-employee director receives pension benefits at a rate of 50% of annual fees, whereas the rate of return for pension benefits received by employees is less.

             3. The non-employee probably serves on the Board of other companies, and is therefore eligible for benefits from these other entities.

          By voting in favor of this proposal, an American Stores Company shareholder can not only stop this profligate abuse of company assets, but send a powerful message to corporate caretakers everywhere, that they must become accountable to the shareholders that fund their operations.

                     WE URGE YOU TO VOTE FOR THIS PROPOSAL.

            *     *     *     *     *     *     *     *     *     *

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that it is in the best interests of the Company and its shareholders to attract and retain outside directors who are well qualified individuals recognized for their knowledge, experience and ability. Published studies show that many companies provide retirement benefits to outside directors. Thus, to remain competitive in the recruitment and retention of outside directors, the Company's

Amended Retirement Plan for Non-Employee Directors is a reasonable component of an overall compensation package for non-employee directors.

     The Company's Retirement Plan for outside directors provides retirement benefits to retired outside directors who have reached the age of 65 and have served on the Board for at least ten years, which promotes greater continuity and stability within the Board. The retirement benefits are conditioned upon such directors not engaging in any activity in competition with the Company, which provides further consideration to the Company in order for directors to receive the retirement benefits. The Board believes that these provisions render the plan fair, appropriate, and competitive with the plans of other companies.

     Notwithstanding the foregoing, however, the Board of Directors has noted that a number of companies have recently modified or terminated director retirement plans and has decided to review the Retirement Plan for Non-Employee Directors during the current year to determine whether it should be continued, modified or terminated.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

     The affirmative vote of a majority of the shares present and voting at the Annual Meeting is required to approve the proposal, if presented.

SHAREHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING

     The Company's by-laws limit the business to be conducted at a shareholders' meeting to (i) the items set forth in the Company's notice of meeting; (ii) matters raised by or at the direction of the Board of Directors; or (iii) matters raised by a shareholder at a meeting that were properly submitted in writing to the Company's secretary at least 30 days but no more than 90 days prior to the anniversary date of the previous year's annual meeting except where the date of the Annual Meeting is changed. The foregoing is a summary of the relevant by-law provisions and is qualified by reference to Section 2.04.1 of the Company's by-laws. Matters to be raised by a shareholder at the Company's 1997 Annual Meeting of Shareholders, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be submitted to the Company's Secretary by no later than May 22, 1997 but not prior to March 23, 1997. Such notices must include the information relating to such business and the shareholder as well as the information specified in the Company's by-laws.

     Any proper shareholder proposal made pursuant to Rule 14a-8 under the Exchange Act, to be included in the Company's Proxy Statement for the 1997 Annual Meeting of Shareholders, must be received by the Company no later than January 2, 1997 and should be sent to the Secretary, American Stores Company, P.O. Box 27447, Salt Lake City, Utah 84127-0447 or 709 East South Temple, Salt Lake City, Utah 84102.

METHOD OF PROXY SOLICITATION

     The Company has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of proxies. For these services, the Company will pay fees estimated to be approximately $8,500 plus out-of-pocket expenses. The expense of soliciting proxies will be borne by the Company. Solicitation of proxies may also be made by directors, officers, and regularly engaged employees of the Company, without additional compensation therefor.

OTHER MATTERS

     The Annual Meeting is called for those purposes set forth in the Notice of Annual Meeting of Shareholders and for the transaction of such other business as may properly come before the meeting. Management presently knows of no other business which may be presented at the Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment.

     It is important that all proxies be returned promptly to American Stores Company, c/o First Chicago Trust Company of New York, P.O. Box 8187, Edison, New Jersey 08818 or American Stores Company, P.O. Box 27447, Salt Lake City, Utah 84127-0447. Proxies are revocable at any time prior to the exercise thereof by written notice to the Secretary. A proxy may also be revoked if the shareholder attends the meeting and elects to vote in person. Therefore, shareholders are urged to mark, sign, date and mail the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States. Whether or not you plan to attend the meeting, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.

                            AMERICAN STORES COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING ON JUNE 19, 1996

          The undersigned hereby constitutes and appoints Teresa Beck, Kathleen
     E. McDermott, J. Greg Spencer and each of them, his/her true and lawful
P agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of AMERICAN STORES
R COMPANY to be held at 10:00 AM, local time on June 19, 1996, at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah, and at any
O postponements or adjournments thereof, on all matters coming before such meeting.
X
     NOMINEES:
Y
     Henry I. Bryant, Louis H. Callister, Arden B. Engebretsen, James B. Fisher, Donald B. Holbrook, Victor L. Lund, Michael T. Miller, L. Tom Perry, Barbara S. Preiskel, J.L. Scott, Don L. Skaggs

                                                  (change of address/comments)

     You are encouraged to specify your           -----------------------------
     choices by marking the appropriate
     boxes, SEE REVERSE SIDE, but you need        -----------------------------
     not mark any boxes if you wish to vote
     in accordance with the Board of Directors' ----------------------------- recommendations. Your shares cannot be
     voted unless you sign this card on the       -----------------------------
     reverse and return it to the Company.

                                                                   -----------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   -----------

Please mark your votes as in this example.  / X /

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR Proposal 2 and AGAINST Proposal 3.

The Board of Directors recommends a vote FOR election of directors and FOR Proposal 2.

1. Election of Directors
   (See Reverse)
          FOR              WITHHELD
          /  /              /  /

For, except vote withheld from the following nominee(s):

- --------------------------------------------------------

2. Approval of Ernst & Young as independent certified public accountants for the Company's 1996 fiscal year.

                FOR             AGAINST         ABSTAIN
                /  /              /  /            /  /

The Board of Directors recommends a vote AGAINST Proposal 3.

3. SHAREHOLDER PROPOSAL to recommend termination of the retirement plan for non-employee directors.

                FOR             AGAINST         ABSTAIN
                /  /              /  /            /  /

4. In their discretion upon such other matters as may properly come before the meeting.

I PLAN TO ATTEND THE 1996 ANNUAL MEETING  /  /

CHANGE OF ADDRESS/COMMENTS ON REVERSE SIDE  /  /

SIGNATURE(S)                                      DATE                1996
            ----------------------------------         --------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.